                                                                   Exhibit 10.35

                               ADVISORY AGREEMENT
                               ------------------

     This Advisory Agreement (this "Agreement") is made and entered into as of December 10, 2002 by and among Delco Remy International, Inc. ("Delco Remy") and the subsidiaries of Delco Remy set forth on the signature pages hereto and such other subsidiaries of Delco Remy as shall join in this Agreement (the "Subsidiaries," and collectively with Delco Remy, the "Companies"), and CVC Management LLC, a Delaware limited liability company ("Advisor").

     WHEREAS, the Companies desire to retain Advisor and Advisor desires to perform for the Companies and/or their subsidiaries certain services;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Term. This Agreement shall be in effect for an initial term commencing on the date hereof through and including December 31, 2006 (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Companies provide or Advisor provides written notice of its or their desire to terminate this Agreement to the other party ninety (90) days prior to the expiration of the Term or any extension thereof; provided, however that this Agreement shall terminate automatically upon a Change of Control (as defined in the Indenture dated as of April 26, 2001 among Delco Remy, certain of Delco Remy's subsidiaries signatory thereto and First Union National Bank, as Trustee, which indenture relates to Delco Remy's 11% Senior Subordinated Notes Due 2009, as such indenture may be amended from time to time).

     2. Services. Advisor shall perform or cause to be performed such services for the Companies and/or their subsidiaries as directed by such Company's board of directors, which may include, without limitation, the following:

          (a) the identification, support and analysis of tender offers, acquisitions, dispositions, mergers, exchange offers, recapitalizations, restructurings and other similar transactions by such Company or its subsidiaries;

          (b) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

          (c) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

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          (d) human resource functions, including searching and hiring of executives; and

          (e) other services for such Company or its subsidiaries upon which such Company's board of directors and Advisor agree.

     In the event the provision of services under this Agreement requires any federal, state or local licensure or registration, such services shall be provided by persons or entities having such licensure or registration.

     3. Advisory Fee.

          (a) Management Fees. Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement will equal $1,000,000 for the period commencing on the date hereof and ending December 31, 2002 (the "Initial Fee") and $1,000,000 per annum thereafter (collectively with the Initial Fee, the "Management Fees"). The Initial Fee shall be due and payable to Advisor or its designee as follows: $500,000 on October 1, 2002, $500,000 on December 1, 2002 and all other Management Fees described in this Section 3(a) shall be payable to Advisor or its designee in quarterly installments of $250,000 in advance, commencing as of January 1, 2003.

          (b) Transaction Fees. At the closing of the financing contemplated by the Financing Agreement (defined below), the Companies shall pay to Advisor or its designees a transaction fee equal to Two Million Five Hundred Thousand Dollars ($2,500,000). In addition, during the Term, the Companies shall pay to Advisor or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing by any of the Companies or their subsidiaries in connection with which Advisor provided services under this Agreement in an amount to be mutually agreed upon by the parties hereto. Such fees shall be payable to Advisor or its designees by wire transfer to an account designated in writing by Advisor. For purposes hereof, the "Financing Agreement" means the Loan and Security Agreement, dated June 28, 2002 by and among certain of the Companies, as Borrowers, Delco Remy and certain of the Companies, as Guarantors and Congress Financial Corporation (Central), as Administrative Agent and US Collateral Agent, Wachovia Bank, National Association, as Documentation Agent, and the financial institutions named therein, as Lenders.

          (c) Collection of Fee. Subject to the limitation described in Section 3(d) below, the decision whether to collect any fee contemplated by this Agreement (an "Advisory Fee") in a given period shall be in the Advisor's sole discretion. The Advisor's decision not to collect or to defer an Advisory Fee in any given year shall not be construed to be a waiver of the Advisor's right to collect a deferred Advisory Fee or an Advisory Fee in any future period.

          (d) Restrictions. Notwithstanding any other provision of this Section 3, the Companies shall not be required to pay any of the Management Fees contemplated by

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Section 3(a), if and to the extent such payment is expressly prohibited by the provisions of the Financing Agreement, the Indentures governing the 85/8% Senior Notes Due 2007 in an aggregate principal amount of $145 million, 11% Senior Subordinated Notes Due 2009 in an aggregate principal amount of $165 million and the 105/8% Senior Subordinated Notes Due 2006 in an aggregate principal amount of $140 million (the "Indentures") or any other credit, financing or other agreements or instruments binding upon the Companies or their properties, as each of the foregoing agreements or instruments may be amended, modified or supplemented, from time to time and so long as each such agreement or instrument has not been terminated and remains in full force and effect; provided, however, that if, as a result of the operation of any such prohibitions, payments otherwise owed hereunder are not made, such payments shall not be cancelled but rather shall accrue, and shall be payable by the Companies promptly when, and to the extent that, the Companies are no longer prohibited from making such payments, together with accrued interest calculated at the Base Rate of interest then charged under the foregoing Financing Agreement from the date such payment was due through the date of payment. Other than the foregoing Financing Agreement and Indentures, the Companies will not enter into any financing agreements or instruments which would prohibit payment of any amounts otherwise owed hereunder without the prior written approval of the Advisor. This Section 3(d) will not prohibit nor restrict, in any manner, the Companies' obligation to make the payments specified in Section 3(b), to provide indemnification pursuant to Section 6, or to make any other payments contemplated by this Agreement.

     4. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

     5. Liability. Neither Advisor nor any other Indemnitee (as defined in
Section 6 below) shall be liable to any of the Companies or any of their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person's employment or authority. Except as expressly set forth in this Section, Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees. Advisor shall provide services under this Agreement in compliance with all applicable federal, state and local laws and regulations. Except as Advisor may otherwise agree in writing after the date hereof: (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as any of the Companies or any of their subsidiaries, including those competing with any of the Companies or any of their subsidiaries and (B) do business with any client or customer of any of the Companies or any of their subsidiaries; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any of the Companies or any of their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person's participation therein; and

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(iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Companies or any of their subsidiaries, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Companies or any of their subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Companies. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in
Section 6 below) relating to the service to be provided by Advisor hereunder.

     6. Indemnity. Each of the Companies and their subsidiaries shall defend, indemnify and hold harmless each of Advisor, its affiliates and their respective members, partners, directors, officers, employees and agents (collectively, the "Indemnitees") from and against any and all loss, liability, damage or expenses (including in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation) arising from any claim by any person or entity with respect to, or in any way related to, the performance of services contemplated by this Agreement (including, without limitation, attorneys' fees) (collectively, "Claims") resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each of the Companies and their subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against any such Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, whether or not any Indemnitee is named as a party thereto and whether or not any liability results therefrom, or, at the option of any Indemnitee, shall reimburse each such Indemnitee for all costs and expenses, including fees of such Indemnitee's counsel, as they are incurred, in connection with the foregoing, except that if such damage shall be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee as determined pursuant to a final non-appealable order of a court of competent jurisdiction, then such Indemnitee shall reimburse the Companies and their subsidiaries for the costs of defense and other costs incurred by the Companies and their subsidiaries to the extent due to such gross negligence, bad faith or willful misconduct.

Each of the Companies and their subsidiaries further shall not, without the prior written consent of Advisor, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought

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hereunder (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Advisor and each other Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding. EACH
OF THE COMPANIES AND THEIR SUBSIDIARIES HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ADVISOR OR
ANY OTHER INDEMNITEE. The foregoing right to indemnity shall be in addition to any rights that Advisor and/or any other Indemnitee may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of this Agreement. Each of the Companies and their subsidiaries hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against Advisor or any other Indemnitee. It is understood that, in connection with Advisor's engagement hereunder, Advisor may also be engaged to act for the Companies or their subsidiaries in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement hereunder as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

     7. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

        To the Companies, as appropriate:

                 Delco Remy International, Inc.
                 2902 Enterprise Dr.
                 Anderson, IN  46013
                 Attention:  President
                 Facsimile:  (765) 778-6515

        To Advisor:

                 CVC Management LLC
                 399 Park Avenue, 14th Floor
                 Zone 4
                 New York, NY 10043
                 Attention:   Thomas F. McWilliams
                 Facsimile:  (212) 888-2940

     8. Assignment. The Companies may not assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be

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

unreasonably withheld or delayed), and Advisor may not assign any Advisor obligations hereunder to any other party without the prior written consent of the Companies (which consent shall not be unreasonably withheld or delayed).

     9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

     10. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

     11. Joinder. In the event any subsidiary of Delco Remy has not become a party hereto (the "New Party"), such New Party shall execute an Agreement of Joinder in the form attached as Exhibit A hereto and upon the execution thereof, the New Party shall be bound by all the terms and conditions hereof to the same extent as though such New Party had originally executed this Agreement. The addition of the New Party shall not in any manner affect the obligations of the other Companies hereto.

     12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]













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


     IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

                                COMPANY:

                                DELCO REMY INTERNATIONAL, INC.

                                By: /s/ David E. Stoll
                                    --------------------------------------------
                                    Name:   David E. Stoll
                                    Title:  Vice President, Treasurer and
                                            Secretary

                                SUBSIDIARIES:

                                BALLANTRAE CORPORATION
                                DELCO REMY AMERICA, INC.
                                DR SALES, INC.
                                FRANKLIN POWER PRODUCTS, INC.
                                HSG I, INC.
                                HSG II, INC.
                                INTERNATIONAL FUEL SYSTEMS, INC.
                                JAX REMAN, L.L.C.
                                KRAFTUBE, INC.
                                M. & M. KNOPF AUTO PARTS, L.L.C.
                                MAGNUM POWER PRODUCTS, L.L.C.
                                NABCO, INC.
                                POWER INVESTMENTS, INC.
                                POWRBILT PRODUCTS, INC.
                                REMAN HOLDINGS, L.L.C.
                                REMY INTERNATIONAL, INC.
                                REMY KOREA HOLDINGS, L.L.C.
                                REMY LOGISTICS, L.L.C.
                                REMY REMAN, L.L.C.
                                TRACTECH, INC.
                                WILLIAMS TECHNOLOGIES, INC.
                                WORLD WIDE AUTOMOTIVE, INC.


                                By: /s/ David E. Stoll
                                    --------------------------------------------
                                    Name:  David E. Stoll
                                    Title: Vice President


                       (Signatures continue on next page)
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



                                ENGINE MASTER, L.P.

                                By:   HSG I, Inc.


                                By: /s/ David E. Stoll
                                    --------------------------------------------
                                    Name:  David E. Stoll
                                    Title: Vice President Finance and Secretary

                                ADVISOR:

                                CVC MANAGEMENT LLC



                                By: /s/ Michael A. Delaney
                                    --------------------------------------------
                                    Name:  Michael A. Delaney
                                    Title: Managing Director























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
                                 EXHIBIT A
                                 ---------

                      FORM OF JOINDER TO ADVISORY AGREEMENT

     This Joinder dated as of ______________, ____ is delivered pursuant to that certain Advisory Agreement dated as of _________ __, 2002 among the "Companies" named therein (as amended, supplemented or modified from time to time, the "Agreement") and CVC Management LLC. All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

     The undersigned hereby agrees that on and after the date hereof, it shall be a Company under the Agreement and be obligated to perform all of the obligations of the Companies thereunder.

                                [COMPANY NAME]



                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:




























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